                                                                    EXHIBIT 99.3

                                                              Date: [    ], 1999


                           EXCHANGE AGENT AGREEMENT

The Bank of New York
Corporate Trust Trustee Administration
101 Barclay Street--21st Floor
New York, New York 10286

Ladies and Gentlemen:

     Federal-Mogul Corporation (the "Company") proposes to make an offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $400,000,000 7 3/8% Notes due 2006 (the "New 7 3/8% Notes") for a like principal amount of the Company's issued and outstanding 7 3/8% Notes due 2006 (the "Old 7 3/8% Notes") and $600,000,000 7 1/2% Notes due 2009 (the "New 7 1/2% Notes" and
together with the New 7 3/8% Notes, the "New Notes") for a like principal amount of the Company's issued and outstanding 7 1/2% Notes due 2009 (the "Old 7 1/2% Notes" and together with the Old 7 3/8% Notes, the "Old Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated [ ], 1999 (the "Prospectus") proposed to be distributed to all record holders of the Old Notes. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

     The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

     The Exchange Offer is expected to be commenced by the Company on or about [ ], 1999. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the ATOP system) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on [ ], 1999 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date. You shall follow and act upon any further instructions in connection with the Exchange Offer, any of which may be given to you by the Company or such other persons as it may authorize, which are consistent with this Agreement.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer; Registration Rights--Conditions to the Exchange Offer."

     The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable. In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer; Registration Rights" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

     2. You will establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two (2) business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry

Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmations of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) Letters of Transmittal are duly executed and properly completed in accordance with instructions set forth therein, (ii) the Old Notes have otherwise been properly tendered or whether any stop transfer orders are in effect with respect to the Old Notes, and (iii) any other documents submitted to you are duly executed and properly completed. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer (as required by the instructions stated in the Letter of Transmittal) or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President or any Executive Vice President of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

     5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "Exchange Offer; Registration Rights--Procedures for Tendering," and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

     Notwithstanding the provisions of this paragraph 5, Old Notes which the President or any Executive Vice President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

     6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

     7.   You shall accept tenders:

          (a) in cases where the Old Notes are registered in two (2) or more names only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c) from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including transfer taxes, if applicable, are fulfilled.

     You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as set forth in paragraph 10 hereof.

     8. (a) Except as otherwise provided herein, delivery shall be deemed made at the time the Old Notes (or a Book Entry Confirmation relating to such Old Notes), the Letter(s) of Transmittal relating thereto and all other required documents have been received by you.

           (b) A delivery by Notice of Guaranteed Delivery shall be deemed made on the date such Notice of Guaranteed Delivery is received by you, provided that all other conditions, including timely compliance with the procedures for guaranteed delivery set forth in the Prospectus, are met.

          (c) Defective deliveries shall be deemed validly made at the time the irregularities have been cured to the satisfaction of, or waived by, the Company.

     9. You shall notify the Company as promptly as practicable after the Expiration Date of the aggregate principal amount of Old Notes received by you along with the specific information requested with respect to each category of Old Notes pursuant to paragraph 21 hereof.

     10. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, within two days of receipt of your notice pursuant to paragraph 9 hereof, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company, as set forth above; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof. Delivery of Old Notes will be made on behalf of the Company by you for the principal amount of the Old Notes not tendered, if tendered in part only, or not exchanged promptly after notice of acceptance of Old Notes by the Company, as set forth above.

     11. You are authorized to cause to be registered in the name of, and deliver to the transferee in accordance with such instructions, New Notes if Old Notes are surrendered to you for exchange with instructions to deliver New Notes in a name other than that of the registered holder of the Old Notes; provided, however, that it shall be a condition of such exchange that the Old Notes so surrendered shall be properly endorsed or accompanied by appropriate powers of attorney or other written instruments of transfer or exchange satisfactory to the Company, with the signatures guaranteed by an Eligible Institution, and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Notes in the name of a party other than the registered holder of the Old Notes surrendered, or establish to you satisfaction that such tax has been paid or is not applicable.

     12. If a holder of Old Notes shall advise you that Old Notes owned by the holder have been lost or destroyed and not replaced, you are hereby authorized, in the absence of notice to you that such Old Notes have been acquired by a bona fide purchaser, to deliver to such holder the New Notes to which that holder would be entitled, but only if you shall first have received (i) an affidavit of loss of an Old Note which is in form and substance satisfactory to the Company and the trustee under the indenture relating to the Old Note, in their sole discretion, and (ii) such security or indemnity as may be required by the Company or you to save and hold harmless to you, the Company, the trustee under the indenture relating to the Old Notes and any other persons with respect to the Old Notes alleged to have been lost or destroyed against liability from such delivery in the absence of such Old Notes.

     13. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     14. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (if orally, to be confirmed in writing) by the Company to you.

     15. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "Exchange Offer; Registration Rights--Conditions to the Exchange Offer" or otherwise, you shall, as soon as practicable after the expiration or termination of the Exchange Offer, return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, with a letter or notice, in form satisfactory to the Company, explaining why the Old Notes are being returned to the persons who deposited them.

     16. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by first-class mail.

     17. You are authorized to cooperate with and furnish information to Sidley & Austin or any of its representatives, or any other organization (and its representatives) designated in writing to you from time to time by the Company, in any manner reasonably requested by it in connection with the Exchange Offer and the surrender of Old Notes thereunder.

     18. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     19.  As Exchange Agent hereunder you:

          (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

          (b) will be regarded as making no representation and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer, except where failure to recognize such invalidity or lack of genuineness would constitute gross negligence;

          (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability unless you shall have been furnished with reasonable indemnity;

          (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter or other document or security delivered to you and reasonably believed by you in good faith to be genuine and to have been signed by the proper party or parties, and you need not pass on the legal sufficiency of any signature or verify any signature guarantee, although you are to ascertain whether each signature or signature guarantee required to appear on the Letters of Transmittal and any other required documents does so appear;

          (e) shall not accept any defective, alternative, conditional or contingent delivery, except as provided in the Prospectus, instructions to the Letter of Transmittal or this Agreement;

          (f) shall comply with the reasonable written instructions of the Company if any dispute should arise between us or any other party with respect hereto, or if you, in good faith, are in doubt as to what action should be taken hereunder;

          (g) may rely on and shall be protected in acting upon written or oral instructions, with respect to any matter relating to your actions as Exchange Agent specifically covered by this Agreement, or supplementing or qualifying any such actions, from the President or any Executive Vice President of the Company;

          (h) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

          (i) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes or take any other action that may be deemed to be a solicitation of the exchange of the Old Notes.

     20. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: David M. Sherbin, Esq., Associate General Counsel and Secretary.

     21. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to David M. Sherbin, Esq., Associate General Counsel and Secretary of the Company, and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items received but which have not yet been verified to be in proper form. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it, he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request access to those persons on your staff who are responsible for receiving tenders, in order to ensure that at all times including immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

     22. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, but in no event less than three months. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

     23. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to the Old Notes surrendered to you or funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates, pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     24. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. Your compensation shall be paid and reimbursed to you by the Company promptly upon submission of one or more invoices therefore.

     25. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

     26. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any claims, loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any claims, loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct, bad faith or breach of this Agreement. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. You shall not enter into a settlement or other compromise with respect to any fully indemnified loss, liability, cost or expense without the prior written consent of the Company. If you shall obtain a repayment of any loss, liability, cost or expense paid by the Company pursuant hereto, you shall promptly pay to the Company the amount of such repayment, together with the amount of any interest received by you on account of such repayment.

     27. You shall comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers and obtaining and retaining substitute forms W-9, and shall file and mail any appropriate reports which you are required to file pursuant to the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. You shall remit such funds to the Internal Revenue Service in accordance with applicable regulations and remit to each tendering holder of Old Notes any requisite federal income tax information return or other similar document.

     28. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes and, where appropriate, advise the holders of any such taxes for which they may be liable and obtain payment from such holders prior to delivery of any New Notes; provided, however, that you shall take all steps reasonably necessary to secure any rebate or refund allowable to connection with such transfer taxes for the account of the Company and that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     29. THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. This Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     30. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     31. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     32. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     33. Unless otherwise provided herein, all notices, requests and communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

     If to the Company:

     Federal-Mogul Corporation
     26555 Northwestern Highway
     Southfield, Michigan 48034

     Facsimile: (248) 354-7999
     Attention: General Counsel

     If to the Exchange Agent:

     The Bank of New York
     101 Barclay Street
     Floor 21 West
     New York, New York 10286

     Facsimile: (212) 815-5915
     Attention: Corporate Trust Trustee
                 Administration

     34. Unless terminated earlier by the parties hereto, this Agreement shall terminate ninety (90) days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 24, 26 and 28 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for securities, funds or property then held by you as Exchange Agent under this Agreement.

     35.  This Agreement shall be binding and effective as of the date hereof.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                            FEDERAL-MOGUL CORPORATION


                                            By:
                                               --------------------------------
                                            Name:
                                             Title:

Accepted as of the date first above written:

THE BANK OF NEW YORK, as Exchange Agent


By:
   ----------------------------------
Name:
Title:

                                  SCHEDULE I

                                     FEES

Basic Exchange Agent Fee.............................................   ____
Extension of Exchange Offer Fee......................................   ____